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                                                                     Exhibit 8.2

                            (PALMER & DODGE LLP LOGO)
                   111 Huntington Avenue at Prudential Center
                              Boston, MA 02199-7613

                               September 22, 2005

Helix Technology Corporation
Nine Hampshire Street
Mansfield, MA 02048

            Re: Tax Opinion Regarding Merger of Mt. Hood Corporation with and into Helix Technology Corporation and Possible Subsequent Merger of Helix Technology Corporation with and into Brooks Automation, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Helix Technology Corporation ("Helix"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Mt. Hood Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Brooks Automation Inc. ("Brooks"), a Delaware corporation, with and into Helix. The Merger will be consummated pursuant to the Agreement and Plan of Merger by and among Brooks, Helix and Merger Sub, dated as of July 11, 2005, as amended on August 29, 2005 (the "Merger Agreement"). The Merger Agreement states that, as part of the same plan of reorganization, Brooks intends to merge Helix into itself as soon as reasonably practicable after the Effective Time (the "Second Merger" and together with the Merger, the "Mergers"). The Mergers are described in the Registration Statement on Form S-4 and Amendment No. 1 to the Registration Statement on Form S-4 (collectively, the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto.

      In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus included in the Registration Statement (the "Joint Proxy Statement"), (iii) the tax representation letters delivered to us by Brooks, Merger Sub and Helix in connection with this opinion (the "Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

      In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Mergers as described in the Joint Proxy Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Joint Proxy Statement, the Merger Agreement and the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time and thereafter as relevant, true, correct and complete and may be relied upon by us at the time they are made and at all times

             MAIN 617.239.0100 FAX 617.227.4420 www.palmerdodge.com
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Helix Technology Corporation
September 22, 2005
Page 2

through the Effective Time; that the representations in the Representation Letter delivered to us by Brooks will remain true, correct and complete as of the effective time of the Second Merger, if consummated, and thereafter as relevant; that any representation in any of the documents referred to herein that is made "to the knowledge" (or a similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is no such plan, intention, understanding or agreement, and such action will not be taken. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the Merger will be consummated at the Effective Time pursuant to the terms, conditions and covenants set forth in the Merger Agreement without the waiver or modification of any such terms, conditions and covenants; and that Brooks, Merger Sub and Helix each will comply with all reporting obligations required under the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations with respect to the Mergers. We have also assumed that the Merger, and the Second Merger if the Second Merger is consummated, will be effected in accordance with the Delaware General Corporation Law. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

      Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

      No ruling has been or will be sought from the IRS by Brooks, Merger Sub or Helix as to the United States federal income tax consequences of any aspect of the Mergers, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      Based upon and subject to the foregoing, it is our opinion that for United States federal income tax purposes, the Merger or, if the Second Merger is consummated as part of a single integrated plan with the Merger, the Merger together with the Second Merger, will constitute a reorganization under Section 368(a) of the Code.

      Our opinion addresses only the specific United States federal income tax consequences of the Mergers set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers).
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Helix Technology Corporation
September 22, 2005
Page 3

      This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the captions "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Palmer & Dodge LLP

                                    Palmer & Dodge LLP